Exhibit 99.1

Itron Partners with Accell as Lead Distributor in Latin America

 Accell will manufacture devices and provide services and support for customers in Latin America

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--June 17, 2020--Itron, Inc. (NASDAQ: ITRI), which is innovating the way utilities and cities manage energy and water, announced today its intent to partner with Accell, – as Itron’s regional partner and lead distributor for the Latin America region. As part of the agreement, Accell will manufacture devices sold in Latin America and provide services and support for those products. Accell will also be the lead regional distributor for Itron products designed and built outside of Latin America, giving access to Itron’s full suite of solutions, including networked solutions, analytics, smart cities and outcomes offerings. The agreement is expected to close by June 30, 2020.

“Latin America is a very important and strategic region, and this agreement gives Itron and Accell the opportunity to maximize the market opportunity there. It’s a win-win with Accell providing the regional focus and Itron providing the product portfolio to help Accell optimize the business model,” said Mark de Vere White, senior vice president of Customer & Market Experience at Itron. “Together, we will be better positioned to drive customer success in the region.”

By partnering with Accell in Latin America, Itron furthers its strategy to enhance flexibility to capitalize on other opportunities. Focused exclusively on Latin America with an in-region team, Accell will be better situated to serve customers, partners and deliver new levels of success in the region.

Upon the close, Accell will assume all prior Itron commitments in the region and will provide local support for products and customers. All of Itron’s Latin American facilities and employees will become wholly part of Accell, except for several Mexico-based employees who will remain supporting Itron contract manufacturing operations in Mexico. Itron will assist with a transition over a period of months to ensure a smooth handoff of product training, customer relationships, and technical and product support. Accell will also have ongoing access to Itron expertise.

“Accell’s leadership team has the experience and drive to grow the Latin American market. When we approached Itron several months ago with this business strategy, we saw this as an opportunity to partner with a market leader and to apply resources and focus for continued innovation in the region,” Roberto Hernandez, Chairman of Accell said. “Accell’s leadership team are experts in doing business in Latin America and we know how to be successful here, with a strong understanding of local laws, languages, cultures and business market opportunities. We look forward to the opportunity this agreement brings for our customers and partners to benefit directly from a singular regional focus and increased regional investment.”

About Itron

Itron enables utilities and cities to safely, securely and reliably deliver critical infrastructure solutions to communities in more than 100 countries. Our portfolio of smart networks, software, services, meters and sensors helps our customers better manage electricity, gas and water resources for the people they serve. By working with our customers to ensure their success, we help improve the quality of life, ensure the safety and promote the well-being of millions of people around the globe. Itron is dedicated to creating a more resourceful world. Join us: www.itron.com.

Itron® is a registered trademark of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

About Accell

Accell is a newly-formed company built around Itron’s existing leadership team in Latin America and three additional companies – Ethos Asset Management, Straight Manufacture and Insprotec S.A. DE C.V, which current operations throughout South America and with the new entity will be headquartered in Americana, Brazil.

Contacts

Itron, Inc.
Alison Mallahan
Senior Manager, Corporate Communications
+1 509-891-3802
PR@Itron.com

Kenneth P. Gianella
Vice President, Investor Relations
+1 509-655-0924
Investors@Itron.com

Accell
Heloisa Cassone
+55 19 99164-2261
PR@accellsolutions.com